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                                                                     Exhibit 8.1








February 18, 2000


Nuevo Grupo Iusacell, S.A. de C.V.
Prolongacion Paseo de la Reforma 1236
Colonia Santa Fe
Delegacion Cuajimalpa
05348 Mexico, D.F.



Ladies and Gentlemen:


We have acted as special Mexican counsel to Nuevo Grupo Iusacell, S.A. de C.V. (the "Company"), a limited liability stock company organized under the laws of the United Mexican States ("Mexico") in connection with the proposed issuance by the Company of up to U.S.$350,000,000 aggregate principal amount of its 14-1/4% Senior Notes due 2006 (the "Exchange Notes") for a like principal amount of its 14-1/4% Senior Notes due 2006 (the "Old Notes"). Such exchange offer is more fully described in the Registration Statement on Form F-4 / S-4 filed by the Company and Bell Atlantic Corporation on the date hereof (the "Registration Statement") with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.

In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement, the form of Prospectus that is a part thereof (the "Prospectus"), the Company's bylaws (estatutos sociales) and such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and have relied upon the relevant facts stated therein.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1) The exchange of the Old Notes for the Exchange Notes, pursuant to the offer to exchange referred to above, will be tax-free under Mexican tax laws for holders of the Old Notes.
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2)      The information in the Registration Statement under the heading "Mexican
        Taxation" has been reviewed by us and, insofar as such information constitutes summaries of the legal matters referred to therein, fairly and correctly summarizes in all material respects the matters referred to therein.

No opinion is given herein with respect to any laws other than the federal laws of Mexico. This opinion shall be governed by and construed in accordance with the federal laws of Mexico.

Very truly yours,




De Ovando y Martinez del Campo, S.C.
By: Ana Maria Fernandez Rionda